Exhibit 10.20


                              EMPLOYMENT AGREEMENT


            This Employment Agreement is entered into as of the 29th day of May, 1997, by and between Jackson Hewitt Inc. (the "Employer") and Keith E. Alessi (the "Employee").

                                 R E C I T A L S

            A. The Employer and the Employee desire to enter into an employment relationship in which Employee will serve as Employer's President and Chief Executive Officer.

            B. The Employer recognizes the unique services that will be provided by Employee to the Employer.

            C. The Employer possesses and will possess certain confidential information regarding the conduct of its business and the industry in which such business operates, all of which information will provide the Employer certain competitive advantages in the marketplace in which it competes.

            D. During the course of his employment, Employee will receive access to certain confidential information regarding the conduct of the Employer's business operations.

                                A G R E E M E N T

            In consideration of the premises and the mutual promises herein made, the parties hereto agree as follows:

            1. Definitions.

                        1.1 "Business" means the business owned and/or operated by the Employer from time to time.

                        1.2         "Cause" means any of the following:

                                    1.2.1       Employee's willful or negligent
failure to perform his duties of employment.

                                    1.2.2       Employee's  commission of any
acts of willful misconduct or negligence deemed by the Board (or a duly appointed committee thereof) to adversely affect the business of the Employer.

                                    1.2.3       Employee's commission of a
felony or crime of moral turpitude.

                                    1.2.4       Employee's breach of any
material terms of this Agreement.

                                    1.2.5       Employee's  deliberate
violation of an Employer's rule, the violation of which is deemed by the Board (or a duly appointed committee thereof) to adversely affect the business of the Employer.

                                    1.2.6       Employee's  willful  disregard
of the duties, interests and obligations of the Employer, the willful disregard of which is deemed by the Board (or a duly appointed committee thereof) to adversely affect the business of the Employer.

                        1.3 "Company Information" means any and all Confidential Information, Copyrightable Material, Trade Secrets and Proprietary Information of the Employer.

                        1.4 "Confidential Information" means any and all data and information relating to the operation, production and marketing of the Business which is, has been or will be disclosed to Employee or of which Employee has become or will become aware as a consequence of his relationship with the Employer and which has value to the Employer and is not generally known by its competitors.

                        1.5         "Copyrightable Material" means any material

                                    1.5.1       developed by the Employer or by
the Employee while employed by or working with the Employer; and

                                    1.5.2       that is protected or is
protectable by the copyright laws of the United States, including, without limitation, brochures and other printed advertisements, billboard contents, photographs, television advertisements, and recordings, whether on an electronic medium or otherwise.

                        1.6 "Proprietary Information" means all of the following materials and information, to which Employee receives or has received access or which Employee develops or has developed, in whole or in part, as a direct or indirect result of his employment with the Employer or in the course of his employment with the Employer or through the use of any of the Employer's facilities or resources:

                                    1.6.1       Production processes,  marketing
techniques, financial information, names, requirements, data and other materials or information relating to the Business and/or the manner in which the Employer does business;

                                    1.6.2       Discoveries,  concepts and
ideas, and the embodiment thereof, whether or not patentable or subject to protection by a copyright, including, without limitation, the Hewtax interactive software package and other processes, techniques and "know-how."

                                    1.6.3       Any other  materials  or
information related to the Business of the Employer which are not generally known to others engaged in similar activities, including, without limitation, operating principles, documentation, drawings, programs and performance specifications and results.

                        1.7 "Trade Secrets" means the whole or any portion or phase of any data or information developed, owned or licensed from a third party by the Employer, including any formula, pattern, compilation, program, device, method, technique, improvement, or process that falls within the definition of "Trade Secret" under the laws of the Commonwealth of Virginia.

            2. Terms of Engagement; Duties of Employee; Rights of Employer.

                        2.1 Employer agrees to employ Employee, for the term of this Agreement, as President and Chief Executive Officer. Employee agrees to accept such employment on the terms and conditions set forth in this Agreement.

                        2.2 Employee recognizes and agrees that he shall during the term of this Agreement:

                                    2.2.1       devote  all of his  time,
energy and skill during regular business hours exclusively to faithfully and industriously performing the duties assigned to him by the Employer (reasonable vacations and reasonable absences due to illness excepted), including, but not limited to, supervising the business and affairs of the Employer;

                                    2.2.2       work exclusively for the
Employer except as described and otherwise provided in this Agreement, and accept no other employment for remuneration other than that addressed by this Agreement during its effective term.

                                    2.2.3       diligently  follow and implement
all management policies and decisions communicated to him by the Board or its designee;

                                    2.2.4       timely  prepare and forward to
the Board or its designee all reports and accountings as may be requested of Employee so as to protect and enhance the Employer's investments and business;

                                    2.2.5       prepare for and punctually
attend all meetings that require Employee's attendance;

                                    2.2.6       refrain from any activity or
behavior during or after business hours that is unbecoming to him that could reflect negatively on the Employer; and

                                    2.2.7       promptly  notify the Board in
the event that Employee joins, is appointed to, or otherwise becomes affiliated with the Board of Directors or Board of Trustees of another corporation or other business entity, excluding those of charitable, not-for-profit entities, or as otherwise provided in this Agreement;

Nothing contained in this Section 2 shall be construed to limit Employee's right to hold, make or sell passive investments, and serve as a board member on various corporations' Boards of Directors.

            3. Term. Except in the case of early termination, as specifically provided in Section 11 of this Agreement, the term of this Agreement shall run from the date of execution of this Agreement through June 18, 1999, and can be extended by the mutual agreement of Employer and Employee.

            4. Compensation. Except as otherwise provided in this Agreement, Employer shall pay to Employee an annual rate of $250,000 for performance of his duties during the term of this Agreement. The salary shall be paid in equal bi-weekly installments. Employer shall deduct from the salary all state and federal income taxes, social security taxes, and such other payroll deductions as the law now or hereafter in force may from time to time require or as Employee may additionally direct in writing. Employee may receive an additional bonus of up to $137,500 on June 18, 1998 (with respect to the 1998 fiscal year) and on June 18, 1999 (with respect to the 1999 fiscal year) in accordance with annual senior management bonus plans that are approved by the disinterested members of the Company's board of directors. Employee shall at all times during this Agreement be eligible to participate in all employee benefit plans offered by Employer to its Executive Officers.

            5. Reimbursement for Expenses. The parties recognize that in the course of performing his duties hereunder, Employee may incur expenses in connection with his duties for such items as entertainment, travel, hotels, gifts and similar items. In addition, Employer shall lease, insure, and maintain an automobile that is equivalent in price to a Buick Rivera or Park Avenue on behalf of Employee. Subject to the Employer's expense reimbursement policy, Employee will be entitled to reimbursement for all reasonable expenses, including those related to the automobile referred in the preceding sentence, so incurred by him in the performance of his duties hereunder upon submission of documentation to Employer verifying such expenses.

            6. Life Insurance. Employer may, in its discretion, at any time after execution of this Agreement, apply for and procure, as owner and for its own benefit, insurance on the life of Employee, in such amounts and in such form or forms as Employer may choose. Employee shall have no interest whatsoever in such policy or policies, but he shall, at the request of Employer, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom Employer has applied for such insurance.

            7. Ownership of Company Information. Employee agrees that the Company Information, and all physical embodiments thereof are and shall at all times remain the sole and exclusive property of the Employer and that any of the Company Information produced by him shall be considered work for hire. Employee agrees and acknowledges:

                        7.1 that all Company Information developed in whole or part by him during his employment with the Employer shall be deemed, immediately upon creation, to be the property of the Employer;

                        7.2 that he shall, at the request and expense of the Employer, assign to the Employer any right, title or interest he may have in such Company Information; and

                        7.3         that he shall,  at the  request  and
expense of the Employer, do all things and sign all documents or instruments reasonably necessary in the opinion of the Employer to eliminate any ambiguity as to the rights of the Employer in such Company Information, including, without limitation, providing to the Employer his full cooperation in any litigation, registrations or other proceedings to establish, protect or obtain such rights.



            8. Non-Disclosure of Trade Secrets and Copyrightable Material. During his employment with the Employer and at any and all times following the termination (for whatever reason) of such employment, Employee agrees not to use, reveal, report, publish, disclose or transfer, directly or indirectly, any Trade Secret or Copyrightable Material for any purpose except in the course of performing duties assigned to him by the Employer.

            9. Non-Disclosure of Confidential Information or Proprietary Information. During his employment with the Employer and for a period of three
(3) years after the termination of such employment, whenever and however such termination is effected, whether by Employee or Employer, with or without Cause, Employee agrees not to use, reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information or Proprietary Information for any purpose except in the course of performing duties specifically assigned to him by the Employer.

            10. Ownership of Work Product and Other Tangible Information. All
(i) notes, data, reference materials, advertising materials, memoranda and records in any way relating to any of the Company Information and (ii) other physical embodiments of the Company Information shall belong exclusively to the Employer and Employee agrees to turn over to the Employer the originals and all copies of such materials in his possession at the request of the Employer or in the absence of such a request, upon the termination (for whatever reason) of Employee's employment with the Employer.

            11. Early Termination and Events Upon Termination. This Agreement may only be terminated upon the following terms and conditions:

                        11.1 Employer and Employee may mutually terminate this Agreement at any time in writing, the effective date and terms of such termination to be determined and agreed upon by both parties. For purposes of this Section 11.1, however, Employer shall be entitled in its sole and absolute discretion to withhold its consent to any such termination.

                        11.2 Employer may terminate this Agreement, with or without notice, for Cause. If Employer terminates Employee for Cause, it shall notify Employee of its basis for doing so promptly in writing, but in no event longer than thirty (30) days thereafter. Upon termination for Cause as provided in this Section 11.2, Employee shall not receive further compensation pursuant to this Agreement. In the event of termination pursuant to this Section 11.2, Employee will not be eligible for any bonus.

                        11.3 Employer may terminate this Agreement at any time, or for any reason and without Cause. Upon termination as provided in this Section 11.3, Employee shall not receive his compensation through the balance of this Agreement, but will receive severance payments equal to one full year's base salary ($250,000), commencing upon termination, to be paid in equal bi-weekly installments for a period of one year, consistent with the withholding provisions of Section 4. Under these circumstances, Employee shall not be entitled to the payment of any bonus. In addition, notwithstanding the terms of Employee's Stock Option Award Agreement dated June 18, 1996, upon a termination without Cause under this Section 11.3, Employee shall be automatically entitled to not only exercise his then-vested options during the post-termination period allowed under the 1994 Long Term Incentive Plan (the "Plan"), but also the tranche of option shares that would vest, but for the not for Cause termination, on the succeeding June 18. By way of example, should Employee be terminated without Cause on July 1, 1997, he would be entitled to exercise the option to purchase 41,580 incentive stock options and 92,452 non-qualified stock options in accordance with the terms of the Plan.

                        11.4 Notwithstanding any provision in this Agreement to the contrary, including without limitation Section 11.2 or
Section 11.3, Employee shall not be entitled to receive any further compensation under this Agreement in the event Employee violates any provision of Section 13 of this Agreement.

                        11.5 In the event, during the term of this Agreement, Employee dies or is deemed by Employer, in its sole and absolute discretion, to be totally and permanently disabled, Employer shall have the right to terminate this Agreement.

            12. No Prior Agreements. Employee represents that he is not a party to, or otherwise subject to or bound by, the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including, without limitation, any contract, agreement, or understanding containing any provision limiting Employee's right to compete with a prior employer. Employee further represents and warrants that his employment with Employer will not require the disclosure or use of any confidential information belonging to prior employers or other persons or entities.

            13. Covenant not to Compete. Employee acknowledges that during the course of his employment, he will acquire confidential information about Employer's business, including but not limited to, its long and short term goals, marketing strategy, operations, revenues, fees/prices, customer and client lists, and other pertinent information, and that in his capacity as President and Chief Executive Officer, he is uniquely positioned to know or have access to the most sensitive aspects of Employer's totality of operations, including responsibility for contacting and developing relationships with Employer's customers and other relevant Employer contacts. Employee also acknowledges and agrees that his skills used in the operation of Employer's business are personal and unique, and that, except as otherwise provided in his Agreement, he has agreed to provide those unique skills exclusively to Employer during the term of this Agreement. Accordingly:

                        12.6 Employee agrees that upon the termination of his employment, whenever and however such termination is effected, whether by Employee or Employer, with or without Cause, and for twenty-four (24) months following such termination, he will not, directly or indirectly, compete with Employer (within any city, town, or county in which franchisees or other business entities bearing Employer's trade name are in operation at the time of Employee's separation from employment, or in which Employer has begun plans or preparations to locate such a franchise or entity at the time of Employee's separation from employment) within the geographical limits of the United States of America, its territories and possessions. Employee acknowledges and agrees that the scope of Employer's operations currently includes or exceeds the geographic limitation of this restrictive covenant.

                        12.7 Employee agrees that competition, as used in this Agreement, shall include, but not be limited to, engaging in competitive activity, either as an individual, partner, joint venturer with any other person or entity, employee, agent, investor (other than in publicly traded stock), consultant or representative of any other person or entity, or otherwise being associated in a competitive capacity with any business entity which directly or indirectly competes with Employer.

                        12.8 It is the specific intent of the parties that Employee shall be restricted from competing directly or indirectly with any segment of Employer's business in which Employee engaged prior to the termination of employment and from any segment of Employer's business about which Employee acquired proprietary or confidential information during the course of his employment, or relating to Employee's personal and unique skills. Employee acknowledges for these purposes that the scope of his engagement and knowledge includes the entirety of Employer's operations and proprietary or confidential information. Employer's business includes, without limitation:

                                    12.8.1      Advertising  and  marketing
directed to those individuals, corporations, or other entities required to file tax returns with the Internal Revenue Service or relevant state tax collection agency; providing advice and counsel to such entities regarding tax planning, completing and filing all required tax forms for customers; representing or providing testimony or evidentiary support in the event of customer and/or challenges to customer's tax filings. These operations include a mechanism for providing customers, upon the electronic filing of their tax forms, with "Superfast Refunds," in anticipation of their actual tax returns.

                        12.9 Employer and Employee have examined in detail this Covenant Not to Compete and agree that the restraint imposed upon Employee is reasonable in light of the legitimate interests of Employer, and it is not unduly harsh upon Employee's ability to earn a livelihood.

            13. Non-Solicitation of Customers and Franchisees. Employee agrees that during his employment with Employer, he shall not, directly or indirectly, solicit or attempt to solicit the trade of, or trade with, any customer or prospective customer, or existing or prospective franchisee, including an entity or person known by Employee to have received and not acted upon a proposal by Employer to become a customer or franchisee of Employer, of Employer for any business purpose other than for the benefit of Employer. Employee further agrees that for twenty-four (24) months following the termination of this Agreement, and without regard to how termination of such Agreement is effected, whether by himself or Employer, with or without cause, Employee shall not, directly or indirectly, solicit or attempt to solicit the trade of, or trade with, any customer or previously identified prospective customers, or existing or previously identified prospective franchisee, with whom Employee had contact, conducted business, or became aware of during and as a result of his employment with Employer, to provide the same or similar services as he provided while employed by Employer.

            14. Non-Solicitation of Employees. Employee agrees that during his employment with Employer, and for twenty-four (24) months following the termination of this Agreement, without regard to how termination of such Agreement is effected, whether by himself or Employer, with or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever, or hire any individual then employed by Employer at the time of termination of this Agreement, or who becomes employed during the twenty-four
(24) month period covered by this Section 15.

            15. Injunctive Relief.

                        15.1 Employee acknowledges that the remedies at law for any breach by Employee of any restrictive covenant contained in this Agreement will be inadequate and that Employer shall be entitled to injunctive relief against Employee in addition to any other remedy and damages available. Employee acknowledges that the restrictions contained herein are reasonable, but agrees that if any court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities, or otherwise, such restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make them reasonable.

                        15.2 Employee agrees that the non-competition, non-disclosure, and non-solicitation obligations contained herein shall be extended by the length of time which Employee shall have been in breach of any of said provisions. Employee recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Employee from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

            16. Restrictive Covenants of the Essence. The restrictive covenants of the Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained herein. Employer shall at all times maintain the right to seek enforcement of these provisions whether or not Employer has previously refrained from seeking enforcement of any such provision as to Employee or any other individual who has signed an agreement with similar provisions.

            17. Disclosure of Materials. Employee agrees that he shall promptly disclose to Employer all processes, techniques, methods, discoveries, improvements, inventions, and/or other materials made or developed by Employee in whole or in part during the period of Employee's employment which are related in any way to the business activities of Employer. Employee recognizes that all such materials shall belong to and be the sole property of Employer, and Employee hereby assigns and agrees to assign all rights to such materials to Employer.

            18. Return of Materials. Upon the termination of Employee's employment with Employer for any reason, however such termination is effected, whether by Employee or Employer, with or without cause, Employee shall promptly deliver to Employer all property, materials, documents, and copies of documents concerning Employer's operations or customers which Employee has in his possession at the time of termination. Any work performed by Employee to create, develop or improve such property, materials and/or documents shall not entitle employee to retention thereof.

            19. Review by Counsel. Employee understands the nature of the burdens imposed by the restrictive covenants contained in this Agreement. Employee acknowledges that he is entering into the Agreement on his own volition, and that he has been given the opportunity to have this Agreement, including the restrictive covenants and jury waiver clause, reviewed by his legal counsel. Employee represents that upon careful review, he knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.

            20. Assignability. The obligations of the parties under this Agreement shall continue for the period specified after the termination of Employee's employment with Employer for any reason, with or without cause, and shall be binding on Employee's heirs, executors, legal representatives, and assigns; and shall inure to the benefit of any successor or permitted assigns of Employer.

            21. Severability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or enforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

            22. Attorneys' Fees. Employee shall pay, indemnify, and save Employer harmless against all costs and expenses (including any attorneys' fees) incurred by Employer with respect to enforcement of its rights under this Agreement.

            23. Consent to Jurisdiction and Venue. Employee hereby irrevocably submits to the jurisdiction of the Circuit Court of the City of Virginia Beach, Virginia, in any action or proceeding arising out of, or relating to, this Agreement, and Employee hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Court. Employee agrees that a final judgment in any action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law related to the enforcement of judgments.

            24. Jury Waiver. Employee and Employer agree that in any litigation, action or proceeding arising out of or relating to this Agreement, trial shall be to a court of competent jurisdiction without a jury. Employee and Employer irrevocably waive any right Employee or Employer may have to a trial by jury and a copy of this Agreement may be introduced as written evidence of the waiver of the right to trial by jury. Employer has not made, and Employee has not relied upon, any oral representation regarding the enforceability of this provision. Employee and Employer have read and understand the effect of this jury waiver provision.

            25. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

            26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



      May 29, 1997                  /s/ Keith E. Alessi
----------------------------       -------------------------------------
DATE                               KEITH E. ALESSI



                                       JACKSON HEWITT, INC.

                                       BY: /s/ Christopher Drake
DATE  May 29, 1997                         -----------------------
     ----------------------
                                      ITS: Chief Financial Officer
                                          ------------------------